Exhibit 99.1

NYSE to Suspend Trading Immediately in Warrants of Sandbridge X2 Corp. (SBII WS) and Commence Delisting Proceedings

NEW YORK, October 17, 2022 – The New York Stock Exchange (“NYSE”, the “Exchange”) announced today that the staff of NYSE Regulation has determined to commence proceedings to delist the warrants of Sandbridge X2 Corp. (the “Company”), each whole warrant exercisable for one share of Class A common stock — ticker symbol SBII WS — from the NYSE. Trading in the Company’s warrants will be suspended immediately. Trading in the Company’s Class A common stock — ticker symbol SBII — and Units — ticker symbol SBII.U — will continue on the NYSE.

NYSE Regulation has determined that the Company’s warrants are no longer suitable for listing based on “abnormally low” price levels, pursuant to Section 802.01D of the Listed Company Manual.

The Company has a right to a review of this determination by a Committee of the Board of Directors of the Exchange. The NYSE will apply to the Securities and Exchange Commission to delist the warrants upon completion of all applicable procedures, including any appeal by the Company of the NYSE Regulation staff’s decision.

CONTACTS

Company Contact:

Sandbridge X2 Corp

info@sandbridgecap.com

NYSE Contact:

NYSE Communications

PublicRelations-NYSE@ice.com